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                                                              EXHIBIT 4(xxii)

        [RIGHTS AGREEMENT AND EXHIBITS A & B THERETO PREVIOUSLY FILED]

                                                               EXHIBIT C



                       American Standard Companies Inc.
                   (formerly named ASI Holding Corporation)

                        SUMMARY OF RIGHTS TO PURCHASE
                               PREFERRED STOCK


        On January 4, 1995, the Board of Directors of American Standard Companies Inc. (formerly named ASI Holding Corporation) (the "Company") declared a dividend distribution of one Right for each outstanding share of Common Stock, par value $.01 per share (the "Common Stock"), of the Company. The distribution was payable on January 5, 1995 to stockholders of record on January 4, 1995 (the "Record Date"). Each Right entitles the registered holder to purchase from the Company one one-hundredth of a share of its Junior Participating Cumulative Preferred Stock, par value $.01 per share (the "Preferred Stock") at a price of $100 per one one-hundredth of a share (the "Purchase Price"), subject to adjustment. The description and terms of the Rights are set forth in a Rights Agreement (the "Rights Agreement") between the Company and Citibank, N.A., as Rights Agent (the "Rights Agent").

        Until the earlier to occur of (i) ten business days following the time (the "Stock Acquisition Time") of a public announcement by the Company that a person or group of affiliated or associated persons (other than (x) directors, officers and employees of the Company, American Standard Inc. ("ASI") and their subsidiaries as a group, (y) Kelso ASI Partners, L.P. or any of its affiliates ("ASI Partners") or any of their immediate tranferees, provided any such transferee holding 15% or more of the outstanding Common Stock does not acquire any additional shares of Common Stock except from ASI Partners or its affiliates, or (z) any employee benefit plan of the Company, ASI or their subsidiaries including the American-Standard Employee Stock Ownership Plan) has acquired beneficial ownership (as defined in the Rights Agreement) of 15% or more of the outstanding shares of Common Stock of the Company (such 15% beneficial owner, an "Acquiring Person"), or (ii) ten business days, or such later date as may be determined by the Board of Directors of the Company, after the date of the commencement or announcement by a person of an intention to make a tender offer or exchange offer for an amount of Common Stock which, together with the shares of such stock already owned by such person, constitutes 15% or more of the outstanding shares of such Common Stock (the earlier of such

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dates being called the "Distribution Date"), the Rights will be evidenced, with respect to any of the Company's Common Stock certificates outstanding as of the Record Date, by such Common Stock certificate with a copy of this Summary of Rights attached thereto. The Rights Agreement provides that, until the Distribution Date, the Rights will be transferred with and only with the Company's Common Stock. Until the Distribution Date (or earlier redemption or expiration of the Rights), new Common Stock certificates issued after the Record Date, upon transfer or new issuance of the Company's Common Stock, will contain a notation incorporating the Rights Agreement by reference. Until the Distribution Date (or earlier redemption or expiration of the Rights), the surrender for transfer of any of the Company's Common Stock certificates outstanding as of the Record Date, even without a copy of this Summary of Rights attached thereto, will also constitute the transfer of the Rights associated with the shares of Common Stock represented by such certificate.
As soon as practicable following the Distribution Date, separate certificates evidencing the Rights (the "Right Certificates") will be mailed to holders of record of the Company's Common Stock as of the close of business on the Distribution Date and such separate Right Certificates alone will evidence the Rights.

        The Rights are not exercisable until the Distribution Date. The Rights will expire on January 5, 2005, unless earlier redeemed by the Company as described below.

        The Purchase Price payable, and the number of shares of Preferred Stock or other securities or property issuable upon exercise of the Rights, are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of the Preferred Stock, (ii) upon the fixing of a record date for the issuance to holders of Preferred Stock of certain rights, options or warrants to subscribe for shares of Preferred Stock or convertible securities at less than the current market price of shares of Preferred Stock or (iii) upon the fixing of a record date for the making of a distribution to holders of shares of Preferred Stock of evidences of indebtedness or assets (excluding regular periodic cash dividends not exceeding 125% of the last regular periodic cash dividend or dividends payable in shares of Preferred Stock) or of subscription rights or warrants (other than those referred to above). The number of Rights and number of shares of Preferred Stock issuable upon the exercise of each Right are also subject to


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adjustment in the event of a stock split, combination or stock dividend on the
Common Stock prior to the Distribution  Date.

         In the event that after the Stock Acquistion Time the Company is acquired in a merger or other business combination transaction or 50% or more of its assets, cash flow or earning power are sold or otherwise transferred, proper provision shall be made so that each holder of a Right shall thereafter have the right to receive, upon the exercise thereof at the then current exercise price of the Right, that number of shares of common stock of the acquiring company which at the time of such transaction would have a market value (as defined in the Rights Agreement) of two times the exercise price of the Right. In the event that the Company were the surviving corporation of a merger and its Common Stock were changed or exchanged, proper provision shall be made so that each holder of a Right will thereafter have the right to receive upon exercise that number of shares of common stock of the acquiring company having a market value of two times the exercise price of the Right.

         In the event that a person or group becomes an Acquiring Person (otherwise than pursuant to a tender offer or exchange offer for all outstanding shares of Common Stock at a price and on terms which are determined to be fair and in the best interests of the Company and its stockholders by a majority of the members of the Board of Directors of the Company who are Continuing Directors (as defined below), proper provision shall be made so that each holder of a Right, other than Rights that were beneficially owned by the Acquiring Person, which will thereafter be void, will thereafter have the right to receive upon exercise that number of shares of Common Stock having a market value (as defined in the Rights Agreement) of two times the excercise price of the Right. A person or group will not be an Acquiring Person if the Board of Directors of the Company determines that such person or group became an Acquiring Person inadvertently and such person or group promptly divests itself of a sufficient number of shares of Common Stock so that such person or group is no longer an Acquiring Person.

         At any time prior to the earlier of (i) ten business days after the Stock Acquistion Time and (ii) January 5, 2005, the Company, by resolution of its Board of Directors, may redeem the Rights in whole, but not in part, at a price of $.01 per Right (the "Redemption Price"). If such resolution is adopted following the Stock Acquistion

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Time, it will be effective only with the concurrence of a majority of the members (the "Continuing Directors") of the Board of Directors of the Company who are not Acquiring Persons or representatives or nominees of or affiliated or associated with an Acquiring Person and who either were members of such Board of Directors prior to the Stock Acquisition Time or subsequently became a member and whose election thereto was approved by a majority of the directors who were not Acquiring Persons or representatives or nominees of or affiliated or associated with an Acquiring Person, and only if the Continuing Directors constitute a majority of the number of Directors then in office. The Company may, at any time prior to the Stock Acquisition Time, extend the time in which the Rights may be redeemed. Immediately upon the action of the Board of Directors of the Company electing to redeem the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

        At any time after a person becomes an Acquiring Person and prior to the acquistion by such person of 50% or more of the outstanding Common Stock of the Company, the Board of Directors of the Company (with the concurrence of a majority of the Continuing Directors and only if the Continuing Directors constitute a majority of the number of Directors then in office) may exchange the Rights (other than Rights beneficially owned by such Acquiring Person which have become void), in whole or in part, for Common Stock of the Company at an exchange ratio of one share of Common Stock per Right (subject to adjustment). Immediately upon the action of the Board of Directors of the Company ordering the exchange of any Rights, the right to exercise such Rights will terminate and the only right of a holder of such Rights shall be to receive that number of shares of Common Stock equal to the number of such Rights held by such holder multiplied by the exchange ratio.

        Each share of Preferred Stock pruchasable upon exercise of the Rights will have a minimum preferential dividend of $100.00 per year, but will be entitled to receive, in the aggregate, a dividend of 100 times the dividend declared on a share of Common Stock. In the event of liquidation, dissolution or winding-up of the Company, the holders of the shares of Preferred Stock will be entitled to recieve a minimum liquidation payment of $100.00 per share, but will be entitled to receive an aggregate liquidation payment equal to 100 times the payment to be made per share of Common Stock. Each share of Preferred Stock will have

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100 votes, voting together with the shares of Common Stock.  In addition, if dividends on the Preferred Stock are in arrears for four consecutive quarterly payment periods, the holders of the Preferred Stock will have the right, voting as a class, to elect two members of the Board of Directors. In the event of any merger, consolidation or other transaction in which shares of Common Stock are exchanged, each share of Preferred Stock will be entitled to receive 100 times the amount and type of consideration received per share of Common Stock. The rights of the shares of Preferred Stock as to dividends and liquidation, and in the event of mergers and consolidations, are protected by anti-dilution provisions.

        Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of the Company, including, without limitation, the right to vote or to receive dividends.

        The Rights and the Rights Agreement can be amended by the Board of Directors of the Company in any respect (including, without limitation, any extension of the period in which the Rights may be redeemed) at any time prior to the Stock Acquisition Time. From and after such a time, without the approval of all holders of the Common Stock or all holders of the Rights, the Board of Directors, by a majority of the Continuing Directors (provided that the Continuing Directors constitute a majority of the Board) may only supplement or amend the Rights Agreement in order (i) to cure any ambiguity,
(ii) to correct or supplement any provision contained in the Rights Agreement which may be defective or inconsistent with any other provision in the Rights Agreement, (iii) to shorten or lengthen any time period under the Rights Agreement or (iv) to make any changes or supplements which the Company and the Rights Agent may deem necessary or desirable which shall not adversely affect the interests of the holders of Right Certificates (other than an Acquiring Person or an affiliate or associate thereof).

        A copy of the Rights Agreement is available free of charge from the Company. This summary description of the Rights does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement, which is hereby incorporated herein by reference.


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